UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2015

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32179	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI 53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 9, 2015, based upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of Exact Sciences Corporation (the “Company”), approved an increase in the size of the Company’s Board of Directors to ten directors and appointed Michael S. Wyzga to fill the newly created vacancy to serve as a Class III director until the 2015 Annual Meeting of Stockholders.

Mr. Wyzga (age 59) served as the President and Chief Executive Officer and a member of the board of directors of Radius Health, Inc., a biopharmaceutical company focused on developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, from December 2011 to November 2013. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a global biotechnology company. Mr. Wyzga joined Genzyme in February 1998 and most recently served as Executive Vice President, Finance from May 2003 until November 2011 and as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga currently serves as a director of Akebia Therapeutics, Inc. (Nasdaq: AKBA), a pharmaceutical company, and Oncomed Pharmaceuticals, Inc. (Nasdaq: OMED), a pharmaceutical company, and previously served as a director of Prosensa Holding N.V. (formerly Nasdaq: RNA), a biotechnology company, and Idenix Pharmaceuticals, Inc. (formerly Nasdaq: IDIX), a pharmaceutical company. Mr. Wyzga received a BS from Suffolk University and an MBA from Providence College. Mr. Wyzga will serve as a member of the Company’s Audit Committee.

Mr. Wyzga will receive compensation for his service as a director in accordance with the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which is described under the caption “Compensation Policy for Non-Employee Directors” in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on June 20, 2014.  Pursuant to the Director Compensation Policy, in connection with his initial appointment to the Board of Directors, Mr. Wyzga received a stock option award covering 12,608 shares of Company common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: February 10, 2015	By:	/s/ William Megan
William Megan
Senior Vice President, Finance